Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we consent to the incorporation by reference of the  report of Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.) dated June 28, 2010 relating to the financial statements of the NSTAR Savings Plan as of December 31, 2009 included in this Form 11-K into NSTAR's previously filed Registration Statements on Form S-8 (File Nos. 333-87272 and 333-160263).

/s/ Caturano and Company, Inc.

Boston, Massachusetts

June 24, 2011